Exhibit 97.1

METALLUS INC.

COMPENSATION RECOVERY POLICY

(Adopted November 1, 2023)

Introduction

The Board of Directors (the “Board”) of Metallus Inc. (the “Company”) has adopted this Compensation Recovery Policy (the “Policy”), which provides for the recovery of certain executive compensation and related amounts in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. This Policy is intended to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), the rules of the Securities and Exchange Commission (the “Commission”) promulgated thereunder and the listing requirements of the New York Stock Exchange, or such other national securities exchange on which the Company’s securities may be listed from time to time (the “Exchange”).

Notwithstanding anything in this Policy to the contrary, at all times this Policy remains subject to interpretation and operation in accordance with the final rules and regulations promulgated by the Commission, the final listing standards adopted by the Exchange, and any applicable Commission or Exchange guidance or interpretations issued from time to time regarding this Policy’s recovery requirements (collectively, the “Applicable Guidance”). Questions regarding this Policy should be directed to the Company’s General Counsel.

Covered Executive Officers

This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with the Applicable Guidance (the “Executive Officers”).

Recovery in General; Applicable Restatements

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that (a) is material to the previously issued financial statements, or (b) would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”),[1] the Company will promptly recover (subject to the exceptions set forth below) erroneously awarded Incentive Compensation (as described below) received by each Executive Officer during the three completed fiscal years immediately preceding the date as of which the Company is required to prepare such a Restatement (including, where required under the Applicable Guidance, any transition period resulting from a change in the Company’s fiscal year).

For purposes of this Policy, the date that the Company is required to prepare a Restatement shall be the earlier of (i) the date that the Board (or applicable Board committee, or the officer or officers of the Company, authorized to take such action if Board action is not required) concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement.

For purposes of this Policy, Incentive Compensation shall be deemed to be received by an Executive Officer in the Company’s fiscal period during which the applicable Financial Reporting Measure (as defined below) specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

[1] A “Restatement” would not result from changes to the Company’s financial statements resulting solely from: (i) retrospective application of a change in accounting principles; (ii) retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) retrospective reclassification due to a discontinued operation; (iv) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; or (v) retrospective revision for stock splits, stock dividends, reverse stock splits or other changes in capital structure.

Exhibit 97.1

Incentive Compensation

For purposes of this Policy, “Incentive Compensation” means any compensation that is granted, earned or vested based wholly or in part on the attainment of a Financial Reporting Measure. For purposes of this Policy, “Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, regardless of whether such measures are presented within the Company’s financial statements or included in a filing with the Commission. Financial Reporting Measures include stock price and total shareholder return.

Erroneously Awarded Incentive Compensation: Amount Subject to Recovery

The amount to be recovered from each Executive Officer pursuant to this Policy in the event of a Restatement shall equal the amount of erroneously awarded Incentive Compensation received by the Executive Officer during the recovery period described above that exceeds the amount of Incentive Compensation that otherwise would have been received during the recovery period described above had it been determined based on the restated amounts, computed without regard to any taxes paid.

Where the amount of erroneously awarded Incentive Compensation is not subject to mathematical recalculation directly from the information in the Restatement (in the case of Incentive Compensation based on stock price or total shareholder return), the Committee shall determine such amount based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive Compensation was received, and the Company shall maintain documentation of any such estimate (and its determination) and provide such documentation to the Exchange.

Subject to the Applicable Guidance, to the extent that this Policy otherwise would provide for recovery of erroneously awarded Incentive Compensation that the Company has recovered from an Executive Officer pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (or pursuant to any other recovery obligation), the amount already so recovered from such Executive Officer may be credited against the recovery otherwise required under this Policy from such Executive Officer.

Exceptions to Recovery

The Company need not recover erroneously awarded Incentive Compensation from an Executive Officer to the extent that the Committee determines in accordance with the Applicable Guidance that such recovery would be impracticable and:

•
The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (and the Company has already made and documented a reasonable attempt to recover such erroneously awarded Incentive Compensation, and provided such documentation to the Exchange); or
•
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code and regulations thereunder; or
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Recovery would violate home country law adopted prior to November 28, 2022 (and the Company has already obtained an opinion of home country counsel acceptable to the Exchange that recovery would result in such a violation, and such opinion has been provided to the Exchange).

Methods of Recovery

Subject to the Applicable Guidance, the Committee will determine, in its absolute discretion and taking into account the applicable facts and circumstances, the method or methods for recovering any erroneously awarded Incentive Compensation hereunder, which method(s) need not be applied on a consistent basis; provided in any case that any such method provides for reasonably prompt recovery and otherwise complies with any requirements of the Exchange and applicable law. By way of example and not in limitation of the foregoing, methods of recovery that the Committee, in its discretion, may determine to use under the Policy may include one or more of the following methods to the extent permitted by applicable law (which rights shall be cumulative and not exclusive): the forfeiture or repayment of Incentive Compensation, the forfeiture or repayment of time-based equity or cash incentive compensation awards, the forfeiture of benefits under a deferred compensation plan, and/or the offset of all or a portion of the amount of the erroneously awarded Incentive Compensation against other compensation payable to the Executive Officer.

Exhibit 97.1

To the fullest extent permitted by applicable law (including, without limitation, Section 409A of the Internal Revenue Code of 1986, as amended), the Committee may, in its sole discretion, delay the vesting or payment of any compensation otherwise payable to an Executive Officer to provide reasonable time to conduct or complete an investigation into whether this Policy is applicable, and if so, how it should be enforced, under the circumstances.

Prohibitions

Notwithstanding the terms of any agreement, policy or governing document of the Company to the contrary, the Company shall not indemnify (and shall not pay or reimburse the cost of insurance for) any Executive Officer against the loss of any erroneously awarded Incentive Compensation.

Administration

In accordance with the Applicable Guidance, this Policy shall be administered by the Committee and the Committee shall have full and final authority to make all determinations under this Policy. In this regard, the Committee shall have no obligation to treat Executive Officers uniformly and the Committee may make determinations selectively among Executive Officers in its business judgment. Subject to the Applicable Guidance, all determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company, its subsidiaries, its shareholders and its employees.

Policy Not Exclusive

The remedies specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company. The repayment or forfeiture of erroneously awarded Incentive Compensation or other amounts pursuant to the Policy shall not in any way limit or affect the Company’s right to pursue disciplinary action or dismissal, take legal action or pursue any other remedies available to the Company (including, without limitation, the exercise of any rights of recovery, recoupment, forfeiture or offset that may be available to the Company pursuant to the terms of any other applicable Company policy, employment agreement, equity plan or award agreement).

Effective Date

This Policy is adopted by the Board on November 1, 2023 (the “Effective Date”) and shall apply to any Incentive Compensation received by an Executive Officer on or after October 2, 2023.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it may deem necessary to comply with the rules of the Commission and the listing standards of the Exchange under Section 10D of the Exchange Act (in any event without the consent of an Executive Officer or any other individual). The Board may terminate this Policy at any time. Notwithstanding the foregoing, no amendment or termination of this Policy shall be effective to the extent that such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities law, any rule of the Commission, or any listing standards of the Exchange.

Governing Law; Exclusive Forum.

This Policy shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio, without regard to conflicts of law principles. The Executive Officers, their beneficiaries, executors, administrators, and any other legal representative and the Company shall initially attempt to resolve all claims, disputes or controversies arising under, out of or in connection with this Policy by conducting good faith negotiations amongst themselves. To ensure the timely and economical resolution of disputes that arise in connection with this Policy, notwithstanding any dispute resolution policy maintained by the Company or any subsidiary to the contrary, any action directly or indirectly arising out of or related to this Policy may be brought only in the state and federal courts located in the State of Ohio (the “Chosen Courts”). Solely with respect to any such action, the Company and each Executive Officer (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto. Notwithstanding the existence of any other dispute between the Company and an Executive Officer, the governing law and

Exhibit 97.1

choice of forum for any action directly or indirectly arising out of or related to this Policy shall be governed exclusively by the terms of this Policy, and to the extent necessary to comply with this Policy, any action directly or indirectly arising out of or related to this Policy shall be severed from any other dispute between the Company and an Executive Officer. For avoidance of doubt, no action directly or indirectly arising out of or related to this Policy may be brought in any forum other than the Chosen Courts.

Severability; Waiver

If any provision of this Policy is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. The waiver by the Company or the Committee with respect to compliance of any provision of this Policy by an Executive Officer shall not operate or be construed as a waiver of any other provision of this Policy, or of any subsequent acts or omissions by an Executive Officer under this Policy.

Filings

The Company shall make any filings with, or submissions to, the Commission and the Exchange that may be required pursuant to rules or standards adopted by the Commission or the Exchange pursuant to Section 10D of the Exchange Act. Further, this Policy, and any recovery of erroneously awarded Incentive Compensation pursuant to this Policy that is required to be disclosed in the Company’s filings with the Commission, will be disclosed as required by the Securities Act of 1933, as amended, the Exchange Act, and related rules and regulations, including the Applicable Guidance.

Moreover, any award agreement or other document setting forth the terms and conditions of (or regarding) Incentive Compensation (collectively, a “Covered Agreement”) may include provisions incorporating the terms and conditions of the Policy; provided that the Company’s failure to incorporate the Policy into any Covered Agreement shall not waive the Company’s right to enforce the Policy. In the event of any inconsistency between the provisions of the Policy and the applicable Covered Agreement, the terms of the Policy shall govern

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